                                                                     EXHIBIT 3.1



                       RESTATED ARTICLES OF INCORPORATION

                                       OF

                              COVANSYS CORPORATION
                            [FILED DECEMBER 16, 1996]

         The following Restated Articles of Incorporation (i) correctly set forth the provisions of the Articles of Incorporation originally filed with the Department of Commerce of the State of Michigan on February 22, 1985, as amended, and (ii) supersede and further amend the original Articles of Incorporation and all amendments thereto. The corporation has had no previous names and its corporation identification number is 095-049.

                                    ARTICLE I
                                      NAME

         The name of the corporation is Covansys Corporation. [Amended June 5, 2001]

                                   ARTICLE II
                                    PURPOSES

         The purpose or purposes for which the corporation is formed is to engage in any activity within the purposes for which corporations may be formed under the Business Corporation Act of Michigan.

                                   ARTICLE III
                                  CAPITAL STOCK

         SECTION 1. AUTHORIZED SHARES. The total number of shares of all classes of stock which the corporation has authority to issue is Two Hundred and One Million (201,000,000) shares, without par value, consisting of Two Hundred Million (200,000,000) shares of Common Stock (the "Common Stock") without par value and One Million (1,000,000) shares of Preferred Stock (the "Preferred Stock") without par value. Except as otherwise provided by law, each outstanding share of the Common Stock shall be entitled to one vote on each matter submitted to a vote of the shareholders. [Amended July 22, 1998]

         SECTION 2. PREFERRED STOCK. Shares of Preferred Stock may be issued from time to time in one or more series, and each series shall be separately designated. Authority is hereby expressly granted to the Board of Directors to fix, before the issuance of any shares of a particular series, the voting rights, if any, of such shares, the dividend rate per annum and any restrictions, limitation and conditions upon the payment of dividends, the redemption price or prices, if any, and the terms and conditions of redemption, any sinking fund provisions for the redemption or purchase of the shares of such series, the terms and conditions on which the shares of such series are convertible, if they are convertible, the amount or amounts to which the holders of shares of such series shall be entitled upon the voluntary or involuntary liquidation, dissolution or winding up of the corporation, and any other rights, preferences and limitations pertaining to such series as may be determined by the Board of Directors and are stated in the resolution or resolutions of the Board of Directors providing for the issue of such series.

         SECTION 3. Effective immediately, each issued and outstanding share of the common stock of the corporation shall be consolidated and combined into ..5942275 share of common stock of the corporation. No fractional shares shall remain outstanding after the foregoing consolidation and combination. Any fractional share which would have resulted from such consolidation and combination shall be rounded up to the nearest whole share. Any options or other rights to acquire common stock from the corporation which were outstanding immediately prior to the effectiveness of such consolidation and the combination shall be appropriately adjusted. [Added February 9, 1997]

                                   ARTICLE IV
                      RESIDENT AGENT AND REGISTERED OFFICE

         The name of the resident agent and the location of the registered office of the corporation are:

                                  Rajendra B. Vattikuti
                                  32065 W. Twelve Mile Road
                                  Suite 250
                                  Farmington Hills, Michigan 48334

                                    ARTICLE V
                                    DIRECTORS

         SECTION 1. CLASSIFICATION OF DIRECTORS. In lieu of the annual election of all of the directors of the corporation, the directors shall be divided into three classes, each as nearly equal in number as possible. The term of office of directors in the first class shall expire at the first annual meeting of shareholders after their election, that of the second class shall expire at the second annual meeting after their election, and that of the third class shall expire at the third annual meeting after their election. At each annual meeting of shareholders after such classification, a number of directors equal to the number of the class whose term expires at the time of the meeting shall be elected to hold office until the third succeeding annual meeting.

         SECTION 2. LIMITATION OF LIABILITY. To the full extent permitted by law, as the same now exists or may be hereafter amended, no director of the corporation shall be personally liable to the corporation or its shareholders for damages for breach of the director's fiduciary duty.

         These Restated Articles of Incorporation were duly adopted by the shareholders on December 13th, 1996 in accordance with the provisions of Section 642, Act 284, Public Acts of 1972, as amended. The necessary number of shares as required by statute consented in writing to the adoption of these Restated Articles of Incorporation in accordance with Section 407(1), Act 284, Public Acts of 1972, as amended. Written notice to shareholders who have not consented in writing has been given.

         Signed this 13th day of December, 1996.


                                    By:  /s/ Rajendra B. Vattikuti
                                         ----------------------------------
                                         Rajendra B. Vattikuti, President

Please return filed document to:

Arthur Dudley II
Butzel Long
150 W. Jefferson, Suite 100
Detroit, Michigan 48226-4430

                              COVANSYS CORPORATION

                    Corporate Identification Number 095-049

                           CERTIFICATE OF DESIGNATION

                                       of

                   Series A Voting Convertible Preferred Stock

                                       of

                              Covansys Corporation

                             [Filed April 26, 2000]

                   -------------------------------------------

         Covansys Corporation, a Michigan corporation (the "Corporation"), certifies that pursuant to the authority contained in its Amended and Restated Articles of Incorporation (the "Articles of Incorporation"), the board of directors of the Corporation (the "Board of Directors") has duly adopted the following recitals and resolution:

         WHEREAS, Article III of the Articles of Incorporation provides that the Corporation may issue preferred stock, without par value ("Preferred Stock"), from time to time in one or more series or classes, having such voting powers and such designations, preferences and relative, participating, optional and other special rights and qualifications, limitations or restrictions, as the Board of Directors determines;

         WHEREAS, pursuant to Article III of the Articles of Incorporation and in accordance with the provisions of Section 302 of the Michigan Business Corporation Act, the Board of Directors has adopted the following resolution creating a series of its Preferred Stock, designated as Series A Voting Convertible Preferred Stock;

         RESOLVED, that a series of the class of authorized Preferred Stock, no par value, of the Corporation be hereby created, and that the voting powers and designation, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations and restrictions thereof are as follows:

         Series A Voting Convertible Preferred Stock

         Section 1. Designation and Amount. The shares of such series of preferred stock shall be designated as the Series A Voting Convertible Preferred Stock (the "Series A Preferred Stock") and the number of shares initially constituting such series shall be 200,000, which number may be increased or decreased by the Board of Directors without a vote of stockholders; provided, however, that no decrease shall reduce the number of shares of Series A Preferred Stock to a number less than the number of shares of Series A Preferred Stock then outstanding plus the number of shares of Series A Preferred Stock reserved for issuance upon the exercise of outstanding options, rights or warrants for, or upon the conversion of any outstanding securities issued by the Corporation convertible into, Series A Preferred Stock.

         Section 2. Rank. The Series A Preferred Stock shall, with respect to rights upon the liquidation, winding-up and dissolution of the Corporation, rank
(i) senior to all classes of Common Stock of the Corporation and each other class or series of capital stock the terms of which do not expressly provide that it ranks senior to or on a parity with the Series A Preferred Stock as to rights upon the liquidation, winding-up and dissolution of the Corporation (collectively with the Common Stock, the "Junior Stock"), (ii) on a parity with additional shares of Series A Preferred Stock and each other class or series of capital stock the terms of which expressly provide that such class or series will rank on a parity with the Series A Preferred Stock as to rights upon the liquidation, winding-up and dissolution of the Corporation (collectively, the "Parity Stock"), and (iii) junior to each series of Preferred Stock created by the Corporation after the Original Issuance Date in accordance with the special voting rights set forth in Section 3(b) hereof, the terms of which expressly provide that such series will rank senior to the Series A Preferred Stock as to rights upon the liquidation, winding-up and dissolution of the Corporation (collectively, the "Senior Stock"). The Corporation may at any time authorize shares of capital stock with any rights, including without limitation the right to receive dividends, senior to, junior to, or on parity with the rights of the Series A Preferred Stock without the vote or consent of the Series A Preferred Stock.

         Section 3. Voting Rights of Series A Preferred Stock. (a) Ordinary Voting Rights. Except as provided in Section 3(b) or by law, the Series A Preferred Stock shall vote with the Common Stock as a single class, at each meeting of stockholders of the Corporation (and in connection with all written actions of stockholders in lieu of meetings) with respect to any and all matters presented to the stockholders of the Corporation for their action or consideration. Each share of Series A Preferred Stock shall have a number of votes equal to the number of votes to which the Common Stock into which it is convertible would have been entitled if such shares of Common Stock had been outstanding at the time of the record date for the matter to be voted upon. Each holder of the Series A Preferred Stock shall be entitled to an aggregate number of votes with respect to its Series A Preferred Stock determined in accordance with the previous sentence and rounded down to the nearest whole number. Each holder of the Series A Preferred Stock shall be entitled to notice of any stockholders' meeting in accordance with the Articles of Incorporation and bylaws of the Corporation (the "By-laws") in the same manner as holders of the Corporation's Common Stock.

         (b) Special Voting Rights. The Corporation shall not, without having obtained the affirmative vote or written consent of the holders of a majority of the outstanding shares of Series A Preferred Stock, (i) amend, alter or repeal (by merger, consolidation or otherwise) any provision of, or add any provision to, the Articles of Incorporation, the Bylaws or this Certificate of Designation, if such action would adversely affect the preferences, rights, privileges or powers of, or the restrictions provided for the benefit of, the Series A Preferred Stock, (ii) authorize or issue any new or existing class or classes or series of capital stock having any preference or priority as to liquidation preference or assets superior to the preferences and priorities of the Series A Preferred Stock or authorize or issue shares of stock of any class or any bonds, debentures, notes or other obligations convertible into or exchangeable for, or having rights to purchase, any shares of stock of the Corporation having any preference or priority as to liquidation preference or assets superior to the preferences and priorities of the Series A

Preferred Stock, or (iii) undertake or agree to undertake any reorganization, dissolution, winding-up, liquidation or similar transaction involving the Corporation, or the initiation of any proceeding therefor.

         Section 4. Liquidation. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation, after payment or provision for payment of the Corporation's debt obligations and liquidating payment obligations on any Senior Stock, the holders of shares of Series A Preferred Stock (i) shall be entitled, before any distribution or payment is made upon any Junior Stock, to be paid in cash in full an amount equal to one thousand dollars ($1,000) per share of Series A Preferred Stock plus the amount of any accrued but unpaid dividends (the "Liquidation Preference"), and (ii) shall participate as a single class with the Common Stock, on an as-converted basis, in any distribution or payment made upon the Common Stock. If, upon any liquidation, dissolution or winding up, the net assets of the Corporation distributable among the holders of all outstanding Series A Preferred Stock and Parity Stock shall be insufficient to permit the payment in full of the then Liquidation Preference of the Series A Preferred Stock and of all liquidating payments on all Parity Stock, then the entire net assets of the Corporation remaining after the provision for the payment of the Corporation's debt obligations and liquidating payment obligations on Senior Stock shall be distributed among the holders of the Series A Preferred Stock and any Parity Stock ratably in proportion to the full preferential amounts that would otherwise be payable on such shares of Series A Preferred Stock and such Parity Stock. For the purposes of this Section 4, the voluntary sale, lease, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the Corporation's property or assets to, or a consolidation or merger of the Corporation with, any other Person shall not be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation.

         Section 5. Dividends. (a) Participating Dividends. In the event the Board of Directors shall declare a dividend or a distribution (whether of evidences of indebtedness of the Corporation, cash, assets or securities) payable upon the then outstanding shares of Common Stock, other than in a manner described in Section 7(a)(i) through 7(a)(iii), the Board of Directors shall declare at the same time a dividend or distribution, as the case may be, upon the then-outstanding shares of Series A Preferred Stock, payable at the same time and in like kind as the dividend or distribution paid on the Common Stock, in an amount per share of Series A Preferred Stock equal to the amount that would have been payable on the number of shares of Common Stock into which each share of Series A Preferred Stock would have been converted if the Series A Preferred Stock had been converted to Common Stock pursuant to the provisions of
Section 6 hereof as of the record date for the determination of holders of Common Stock entitled to receive such dividends.

         (b) All dividends payable on the Series A Preferred Stock shall be payable to the holders of record of such shares of Series A Preferred Stock at the close of business on the corresponding Dividend Record Date. The holder of record of a share of Series A Preferred Stock on a Dividend Record Date shall be entitled to receive such dividends with respect to such share of Series A Preferred Stock, notwithstanding the conversion or redemption of such share after such Dividend Record Date and prior to the time such dividends are paid.

         Section 6. Conversion. (a) Optional Conversion of the Series A Preferred Stock. The Series A Preferred Stock shall be convertible at the option of the holder thereof, at any time and from time to time, in whole or in part, into fully paid and non-assessable shares of Common Stock. Each holder of Series A Preferred Stock who desires to convert the same into shares of Common Stock shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred Stock or Common Stock, and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Series A Preferred Stock being converted. Thereupon the Corporation shall promptly issue and deliver to such holder (i) a certificate or certificates for the number of shares of Common Stock to which such holder is entitled and (ii) a new certificate representing the shares of Series A Preferred Stock which were not converted, if any.

         (b) Conversion Ratio. Each share of Series A Preferred Stock shall be convertible into a number of shares of Common Stock equal to the then Liquidation Preference divided by the Conversion Price in effect at the time of conversion.

         (c) Date of Conversion. Any conversion pursuant to this Section 6 shall be deemed to have been made immediately prior to the close of business on the date of the surrender of the certificate or certificates representing the shares of Series A Preferred Stock to be converted, and the Person entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the holder of such shares of Common Stock on such date.

         (d) Reservation of Shares. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon the conversion of the Series A Preferred Stock, such number of shares of Common Stock as may be issued upon conversion of all outstanding shares of Series A Preferred Stock not previously converted.

         (e) Cancellation of Shares. All shares of Series A Preferred Stock which shall have been converted pursuant to this Section 6 shall no longer be deemed to be outstanding and shall be canceled and shall not be reissued as shares of Series A Preferred Stock.

         (f) No Charge. The issuance of certificates for shares of Common Stock upon conversion of shares of the Series A Preferred Stock shall be made without charge to the holders of such shares for any issuance tax in respect thereof or other cost incurred by the Corporation in connection with such conversion and/or the issuance of shares of Common Stock; provided, however, that the Corporation shall not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of any certificate in a name other than that of the holder of the Series A Preferred Stock converted.

         (g) No Fractional Shares. No fractional shares or scrip representing fractions of Common Stock shall be issued upon conversion of the Series A Preferred Stock. Instead of any fractional interest in a share of Common Stock that would otherwise be deliverable upon the conversion of Series A Preferred Stock, the Corporation shall pay an amount in cash based upon the then Market Price of the Common Stock.

         Section 7. Adjustments. (a) Stock Dividends, Subdivisions and Combinations. If at any time the Corporation shall:

                  (i) issue or deliver any shares of Common Stock as a result of the declaration or payment of a dividend of Common Stock payable in, or other distribution to holders of Common Stock of, shares of Common Stock,

                  (ii) subdivide its outstanding shares of Common Stock into a larger number of shares of Common Stock, or

                  (iii) combine its outstanding shares of Common Stock into a smaller number of shares of Common Stock,

then the Conversion Price then in effect shall be adjusted to equal (1) the Conversion Price in effect immediately prior to such event multiplied by the number of shares of Common Stock for which the Series A Preferred Stock is convertible immediately prior to the adjustment, divided by (2) the number of shares of Common Stock which a record holder of the same number of shares of Common Stock for which the Series A Preferred Stock is convertible immediately prior to the happening of such event would own or be entitled to receive after the happening of such event.

         (b) Extraordinary Dividends and Distributions. If at any time the Corporation shall distribute to all holders of its outstanding Common Stock evidences of indebtedness of the Corporation, cash or assets or securities other than the Common Stock (any such evidences of indebtedness, cash, assets or securities, the "Assets"), and despite the provisions of Section 5(b) hereof, the holders of Series A Preferred Stock do not participate in such distribution, then, in each case, the Conversion Price then in effect shall be reduced to a price determined by multiplying such Conversion Price by a fraction,

                  (i) the numerator of which shall be the Market Price in effect immediately prior to the distribution less the value of such Assets applicable to one share of Common Stock at the time of the distribution, and

                  (ii) the denominator of which shall be such Market Price immediately prior to the distribution.

         Any adjustment required by this Section 7(b) shall be made whenever any such distribution is made, and shall become effective on the date of distribution retroactive to the record date for the determination of stockholders entitled to receive such distribution.

         (c) Issuance of Additional Shares of Common Stock.

                  (i) If at any time after the date hereof the Corporation shall (except as hereinafter provided) issue or sell any Additional Shares of Common Stock without consideration or in exchange for consideration in an amount per Additional Share of Common Stock less than the Market Price of such securities at the time the Additional Shares of Common Stock are issued, then the Conversion Price then in effect shall be reduced to a price determined by multiplying such Conversion Price by a fraction,

                  (1) the numerator of which shall be (x) the number of shares of Common Stock outstanding immediately prior to such issue or sale plus (y) the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of such Additional Shares of Common Stock so issued or sold would purchase at the Market Price, and

                  (2) the denominator of which shall be the number of shares of Common Stock outstanding immediately after such issue or sale; and

                  (ii) The provisions of paragraph (i) of this Section 7(c) shall not apply to any issuance of Additional Shares of Common Stock for which an adjustment is provided under Section 7(a).

         (d) Issuance of Warrants or Other Rights. If at any time after the date hereof the Corporation shall take a record of holders of Common Stock for the purpose of entitling them to receive a distribution of (and the holders of Series A Preferred Stock do not participate in such distribution, despite the provisions of Section 5(b) hereof), or shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell, any warrants or other rights to subscribe for or purchase any Additional Shares of Common Stock or any Convertible Securities, whether or not such rights thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon the exercise of such warrants or other rights or upon conversion or exchange of such Convertible Securities shall be less than the Market Price in effect immediately prior to the time of such issue or sale then the Conversion Price shall be adjusted as provided in Section 7(c) on the basis that the maximum number of shares of Common Stock issuable pursuant to all such warrants or other rights or necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding and the Corporation shall have received all of the consideration payable therefor, if any, as of the date of the actual issuance of such warrants or other rights. No further adjustments of the Conversion Price shall be made upon the actual issuance of such Common Stock or of such Convertible Securities upon exercise of such warrants or other rights or upon the actual issuance of such Common Stock upon such conversion or exchange of such Convertible Securities.

         (e) Issuance of Convertible Securities. If at any time the Corporation shall take a record of the holders of Common Stock for the purpose of entitling them to receive a distribution of (and the holders of Series A Preferred Stock do not participate in such distribution, despite the provisions of Section 5(b) hereof), or shall in any manner (whether directly or by assumption in a merger in which the Corporation is the surviving corporation) issue or sell, any Convertible Securities, whether or not the rights to exchange or convert thereunder are immediately exercisable, and the price per share for which Common Stock is issuable upon such conversion or exchange shall be less than the Market Price in effect immediately prior to the time of such issue or sale, then the Conversion Price shall be adjusted as provided in Section 7(c) on the basis that the maximum number of shares of Common Stock necessary to effect the conversion or exchange of all such Convertible Securities shall be deemed to have been issued and outstanding and the Corporation shall have received all of the consideration payable therefor, if any, as of the date of actual issuance of such Convertible Securities. No adjustment of the Conversion Price shall be made under this Section 7(e) upon the issuance of any Convertible Securities which are

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issued pursuant to the exercise of any warrants or other subscription or purchase rights therefor, if any such adjustment shall previously have been made upon the issuance of such warrants or other rights pursuant to Section 7(d). No further adjustments of the Conversion Price shall be made upon the actual issuance of such Common Stock upon conversion or exchange of such Convertible Securities, and, if any issuance or sale of such Convertible Securities is made upon exercise of any warrant or other right to subscribe for or to purchase any such Convertible Securities for which adjustments of the Conversion Price have been or are to be made pursuant to other provisions of this Section 2, no further adjustments of the Conversion Price shall be made by reason of such issuance or sale.

         (f) Superseding Adjustment. If, at any time after any adjustment of the Conversion Price shall have been made pursuant to Section 7(d) or 7(e) as the result of any issuance of warrants, rights or Convertible Securities,

                  (i) such warrants or rights, or the right of conversion or exchange in such other Convertible Securities, shall expire, and all or a portion of such warrants or rights, or the right of conversion or exchange with respect to all or a portion of such other Convertible Securities, as the case may be, shall not have been exercised, or

                  (ii) the consideration per share for which shares of Common Stock are issuable pursuant to such warrants or rights, or the terms of such other Convertible Securities, shall be increased solely by virtue of provisions therein contained for an increase in such consideration per share upon the occurrence of a specified date or event, then such previous adjustment shall be rescinded and annulled and the shares of Common Stock which were deemed to have been issued by virtue of the computation made in connection with the adjustment so rescinded and annulled shall no longer be deemed to have been issued by virtue of such computation. Thereupon, a recomputation shall be made of the effect of such warrants or rights or other Convertible Securities effective as of the date of such previous adjustment on the basis of

                  (A) treating the number of shares of Common Stock or other property, if any, theretofore actually issued or issuable pursuant to the previous exercise of any such warrants or rights or any such right of conversion or exchange, as having been issued on the date or dates of any such exercise and for the consideration actually received and receivable therefor, and

                  (B) treating any such warrants or rights or any such other Convertible Securities which then remain outstanding as having been granted or issued immediately after the time of such increase of the consideration per share for which shares of Common Stock or other property are issuable under such warrants or rights or other Convertible Securities, whereupon a new adjustment of the Conversion Price shall be made effective as of the date of such previous adjustment, which new adjustment shall supersede the previous adjustment so rescinded and annulled. Any reduction in the number of shares of Common Stock into which the Series A Preferred Stock is convertible as a result of this Section 7(f) shall be applied in its entirety to the number of shares of Common Stock into which the Series A Preferred Stock is convertible as of the date such new adjustment is made.

         (g) Consolidation, Merger, Sale of Assets, Reorganization, etc. (a) In case at any time the Corporation shall be a party to any transaction (including without limitation a merger, consolidation, sale of all or substantially all of the Corporation's assets or recapitalization of the Common Stock) in which the previously outstanding Common Stock shall be changed into or exchanged for different securities of the Corporation or changed into or exchanged for common stock or other securities of another corporation or interests in a noncorporate entity or other property (including cash) or any combination of any of the foregoing (each such transaction being hereinafter referred to as the "Transaction") then, as a condition to the consummation of the Transaction, lawful and adequate provisions shall be made so that (i) the holders of the Series A Preferred Stock shall thereafter be entitled to receive, upon conversion of the Series A Preferred Stock, the stock and other securities, cash and property to which such holders would have been entitled upon the consummation of the Transaction if they had converted the Series A Preferred Stock immediately prior thereto, subject to adjustments (subsequent to such consummation) as nearly equivalent as possible (as determined in good faith by the Board of Directors) to the adjustments provided for in Section 7, and (ii) the other rights and preferences of the Series A Preferred Stock continue in effect for so long as neither such conversion right nor the rights contemplated by Sections 8, 9 or 11 hereof are exercised.

         (h) Other Dilutive Events. If any event occurs as to which Section 7 is not strictly applicable or, if strictly applicable, would not fairly and adequately protect the conversion rights of the Series A Preferred Stock in accordance with the essential intent and principles of such provisions, then there shall be made such adjustments in the application of such provisions, in accordance with such essential intent and principles, as shall be reasonably necessary to protect such conversion rights as aforesaid.

         (i) Other Provisions Applicable to Adjustments under this Section 7. The following provisions shall be applicable to the making of adjustments to the Conversion Price provided for in this Section 7:

                  (i) Computation of Consideration. To the extent that any shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase any shares of Common Stock or any Convertible Securities shall be issued for cash consideration, the cash consideration received by the Corporation therefor shall be the amount of the cash received by the Corporation therefor, or, if such shares of Common Stock or Convertible Securities are offered by the Corporation for subscription, the subscription price, or, if such shares of Common Stock or Convertible Securities are sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (in any such case subtracting any amounts paid or receivable for accrued interest or accrued dividends and including any compensation, discounts or expenses paid or incurred by the Corporation for and in the underwriting of, or otherwise in connection with, the issuance thereof). To the extent that such issuance shall be for a consideration other than cash, then, except as herein otherwise expressly provided, the amount of such non-cash consideration shall be deemed to be the fair value of such consideration at the time of such issuance as determined in good faith by the Board of

         Directors. In case any shares of Common Stock or any Convertible Securities or any warrants or other rights to subscribe for or purchase such shares of Common Stock or Convertible Securities shall be issued in connection with any merger in which the Corporation issues any such securities, the amount of consideration therefor shall be deemed to be the fair value, as determined in good faith by an independent investment banking firm retained by the Corporation which may be an independent investment banking firm regularly retained by the Corporation, of such portion of the assets and business of the nonsurviving corporation as such firm shall determine to be attributable to such shares of Common Stock, Convertible Securities, warrants or other rights, as the case may be. The consideration for any shares of Common Stock issuable pursuant to any warrants or other rights to subscribe for or purchase the same shall be the consideration received by the Corporation for issuing such warrants or other rights plus the additional consideration payable to the Corporation upon exercise of such warrants or other rights. The consideration for any shares of Common Stock issuable pursuant to the terms of any Convertible Securities shall be the consideration, if any, received by the Corporation for issuing warrants or other rights to subscribe for or purchase such Convertible Securities, plus the consideration paid or payable to the Corporation in respect of the subscription for or purchase of such Convertible Securities, plus the additional consideration, if any, payable to the Corporation upon the exercise of the right of conversion or exchange in such Convertible Securities. In case of the issuance at any time of any shares of Common Stock or Convertible Securities in payment or satisfaction of any dividends upon any class or series of stock other than Common Stock, the Corporation shall be deemed to have received for such shares of Common Stock or Convertible Securities a consideration equal to the amount of such dividend so paid or satisfied.

                  (ii) Computation of Asset Value. To the extent that any Assets shall be distributed to all holders of the Corporation's outstanding Common Stock in cash, the value of such Assets shall be the amount of cash so distributed, or, if such Assets are securities offered by the Corporation for subscription, the subscription price, or if such Assets are securities sold to underwriters or dealers for public offering without a subscription offering, the initial public offering price (in any such case adding any accrued interest or dividends and any compensation, discounts or expenses paid or incurred by the Corporation in connection therewith). To the extent that the Corporation shall so distribute Assets other than cash, except as herein otherwise expressly provided, then the value of such Assets shall be deemed to be fair value of such Assets at the time of such distribution as determined in good faith by the Board of Directors.

                  (iii) When Adjustment to Be Made. The adjustments required by this Section 7 shall be made whenever and as often as any specified event requiring an adjustment shall occur, except that any adjustment of the Conversion Price that would otherwise be required may be postponed (except in the case of a subdivision or combination of shares of the Common Stock, as provided for in Section 7(a)) up to but in no event beyond the date of conversion if such adjustment either by itself or with other adjustments not previously made adds or subtracts less than 1% of the shares of Common Stock into which the Series A Preferred Stock is convertible immediately prior to the making of such adjustment. Any adjustment representing a change of less than such minimum amount (except as aforesaid) which is postponed shall be carried forward and made as soon as such adjustment, together with other adjustments required by this Section 7 and not previously made, would result in an adjustment at least equal to such minimum amount, or on the date of exercise. For the purpose of any adjustment, any specified event shall be deemed to have occurred at the close of business on the date of its occurrence.

                  (iv) Fractional Interest; Rounding. In computing adjustments under this Section 7, fractional interests in Common Stock shall be taken into account to the nearest 1/10th of a share, and adjustments in the Conversion Price shall be made to the nearest $.01.

                  (v) When Adjustment Not Required. If the Corporation shall take a record of the holders of its Common Stock or Preferred Stock for the purpose of entitling them to receive subscription or purchase rights and shall, thereafter and before the distribution to stockholders thereof, legally abandon its plan to deliver such subscription or purchase rights, then no adjustment shall be required by reason of the taking of such record and any such adjustment previously made in respect thereof shall be rescinded and annulled.

         (j) Notice of Adjustment. Whenever the Conversion Price shall be adjusted pursuant to Section 7, the Corporation shall forthwith prepare a certificate to be executed by the chief financial officer of the Corporation setting forth, in reasonable detail, the event requiring the adjustment, the method by which the adjustment was calculated, the number of shares of Series A Common Stock for which the Series A Preferred Stock is convertible and the Conversion Price after giving effect to such adjustment or change. The Corporation shall promptly cause a signed copy of such certificate to be delivered to the holders of the Series A Preferred Stock. The Corporation shall keep at the office of the Corporation copies of all such certificates and cause the same to be available for inspection during normal business hours by the holders of the Series A Preferred Stock.

         Section 8. Redemption. (a) At the Option of the Holders. At any time from and after the tenth anniversary of the Original Issuance Date, each holder of Series A Preferred Stock shall have the right, in its sole discretion, to require the Corporation, to the extent it shall have funds legally available therefor, to redeem all or any portion of its outstanding shares of Series A Preferred Stock at a redemption price equal to the then effective Liquidation Preference.

         (b) Redemption Procedures. A holder of Series A Preferred Stock may elect to exercise its redemption right pursuant to Section 8(a) by mailing written notice to the Corporation by certified mail, return receipt requested, specifying (i) that such holder is exercising its option to require the Corporation to redeem shares of Series A Preferred Stock held by such holder, and (ii) the number of shares of Series A Preferred Stock to be subject to such redemption. The Corporation shall, within thirty (30) days of receipt of such notice, deliver to such Holder a notice (the "Corporation Notice") specifying the date set for such redemption, which date shall be no more than thirty (30) days after the Corporation Notice (the "Redemption Date"). In the case of any redemption pursuant to this Section 8, unless the Corporation defaults on the payment in full of the redemption price, dividends on the shares of Series A Preferred Stock being redeemed shall cease to accumulate on the applicable Redemption Date (or if later the date such shares are actually redeemed), and no Holder shall thereafter have any rights in respect of such shares of Series A Preferred Stock, except the right to receive the redemption price on surrender to the Corporation of the certificates representing such shares. Any shares of Series A Preferred Stock which shall have been redeemed pursuant to this Section 8 shall be canceled and shall not be reissued as shares of Series A Preferred Stock.

         (c) If the Corporation is unable or shall fail to discharge its obligation to redeem all outstanding shares of Series A Preferred Stock pursuant to paragraph 8(a) (the "Mandatory Redemption Obligation"), the Mandatory Redemption Obligation shall be discharged as soon as the Corporation is able to do so. If and for so long as any Mandatory Redemption Obligation with respect to the Series A Preferred Stock shall not be fully discharged, the Corporation shall not (i) directly or indirectly, redeem, purchase, or otherwise acquire any Parity Stock or discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Parity Stock (except in connection with a redemption, sinking fund or other similar obligation to be satisfied pro rata with the Series A Preferred Stock) or (ii) declare any dividend or make any distribution on Junior Stock, or, directly or indirectly, discharge any mandatory or optional redemption, sinking fund or other similar obligation in respect of any Junior Stock.

         Section 9. Change of Control, Shareholder Approval. (a) Offer to Purchase. Within ten days following a Change of Control or a Shareholder Approval Deadline, the Corporation shall notify holders of the Series A Preferred Stock of the Change of Control or the Shareholder Approval Deadline and shall be required to make an offer (the "Offer to Purchase") to each such holder to purchase for cash such holder's shares of Series A Preferred Stock, or such portion thereof as may be determined by such holder, at the Put Price.

         (b) The Offer to Purchase must take place on a Business Day (the "Put Purchase Date") not later than twenty days following the occurrence of the Change of Control or the Shareholder Approval Deadline. On the Put Purchase Date, the Corporation shall (A) accept for payment the Series A Preferred Stock validly tendered pursuant to the Offer to Purchase, and (B) pay to the holders of shares so accepted an amount in cash per share equal to the Put Price. Unless the Corporation defaults in the payment for the Series A Preferred Stock tendered pursuant to the Offer to Purchase, dividends will cease to accrue with respect to the Series A Preferred Stock so tendered and all rights of holders of such tendered shares will terminate, except for the right to receive payment therefor. Any shares of Series A Preferred Stock which shall have been redeemed pursuant to this Section 9 shall be canceled and shall not be reissued as shares of Series A Preferred Stock.

         Section 10. Remedies. (a) If the Corporation (i) fails to meet its Mandatory Redemption Obligation, or (ii) fails to fulfill its obligations under
Section 9 hereof, (each such event, a "Voting Rights Event") then the holders of a majority of the Series A Preferred Stock shall have the right (in addition to any contractual rights they may have) to elect two directors at a meeting therefor called as promptly as practicable following the occurrence of a Voting Rights Event, and at every subsequent meeting at which the terms of office of the directors so elected expire; provided, that in the event more than one Voting Rights Event occurs, the holders of Series A Preferred Stock shall nonetheless be entitled to elect a maximum of two directors pursuant to this
Section 10.

         (b) The rights of the holders of Series A Preferred Stock to elect members of the board of Directors described in Section 10(a) shall continue until the failure, breach or default giving rise to such Voting Rights Event is cured or waived by the holders of a majority of the shares of Series A Preferred Stock then outstanding, at which time (i) the right of the holders of Series A Preferred Stock to vote for the election of directors pursuant to Section 10(a), and (ii) the term of office of the directors so elected, shall each terminate and the directors so elected shall resign immediately.

         Section 11. Change of Control Transaction. In connection with a Change of Control Transaction that has been approved as contemplated by the Stock Purchase Agreement, the Corporation may, at its option, and to the extent it shall have funds legally available therefor, redeem the shares of Series A Preferred Stock, at a redemption price per share equal to the Put Price as of the date fixed for redemption. The Corporation shall give the holders of Series A Preferred Stock 20 days notice of its intention to redeem the Series A Preferred Stock pursuant to this Section 11, and such holders shall be entitled to exercise the conversion rights set forth in Section 6 hereof at any time prior to such redemption.

         Section 12. Definitions. As used herein, the following terms shall have the meanings shown below:

                  Additional Shares of Common Stock: all shares (including treasury shares) of Common Stock issued or sold by the Corporation after April 17, 2000, whether or not subsequently reacquired or retired by the Company, other than (i) shares of Common Stock issued upon the exercise of the Warrants or conversion of the Series A Preferred Shares; (ii) shares issued or sold pursuant to the exercise or conversion of options granted pursuant to the Company Stock Option Plans; (iii) shares issued or sold to the Purchasers or their Affiliates; or (iv) as agreed to in writing by the Purchasers.

                  Affiliate: of a Person means a Person that directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, the first Person, and with respect to a natural person shall include any child, stepchild, grandchild, parent, stepparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, and shall include adoptive relationships. "Control" (including the terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of voting securities, by contract or credit arrangement, as trustee or executor, or otherwise.

                  Articles of Incorporation: has the meaning specified in the first paragraph of this Agreement.

                  Assets: has the meaning specified in Section 7(b).


                  Board of Directors: has the meaning specified in the first paragraph of this Certificate of Designation.

                  Business Day: shall mean a day which is not a Saturday, Sunday or legal holiday on which banking institutions in New York are authorized to close.

                  Change of Control: shall mean the occurrence, on or prior to the fifth anniversary of the Original Issuance Date, of any of the following events: (A) any "person" or "group" (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding the Purchasers and their Affiliates, is or becomes the "beneficial owner" (as defined in Rule 13d-3 and 13d-5 under the Exchange Act, except that a Person shall be deemed to have "beneficial ownership" of all securities that such Person has the right to acquire, whether such rights is exercisable immediately or only after the passage of time), directly or indirectly, of more than 50% of the Voting Stock of the Corporation;
(B) the Corporation consolidates with, or mergers with or into, another Person, or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any Person, or any Person consolidates with, or merges with or into the Corporation, in any such event pursuant to a transaction in which the outstanding Voting Stock of the Corporation is converted into or exchanged for cash, securities, or other property, other than any such transaction where (i) the outstanding Voting Stock of the Corporation is converted into or exchanged for Voting Stock of the surviving or transferee Person or its parent corporation, and (ii) the shareholders of the Corporation immediately prior to such transaction own more than 50% of the Voting Stock of the surviving person; or (C) any voluntary liquidation, dissolution or winding up of the Corporation, other than in a circumstance described in the preceding clause (B).

                  Change of Control Transaction: shall mean any bona fide third party proposal with respect to a direct or indirect acquisition or purchase of a business that constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole, or 50% or more of any class of equity securities of the Company, any tender offer or exchange offer that if consummated would result in any person beneficially owning 50% or more of any class of any equity securities of the Company, or any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company (or any Subsidiary whose business constitutes 50% or more of the net revenues, net income or assets of the Company and its Subsidiaries taken as a whole), other than the transactions contemplated by the Stock Purchase Agreement.

                  Common Stock: the Corporation's common stock, without par value, as constituted on the date hereof, any stock into which the foregoing shall have been changed or any stock resulting from any reclassification of the foregoing, and all other stock of any class or series (however designated) of the Corporation the holders of which have the right, without limitation as to amount, either to all or to a share of the balance of current dividends and liquidating dividends after the payment of dividends and distributions on any shares entitled to preference, provided that the term "Common Stock" shall not include the Series A Preferred Stock issued to the Purchasers on the Original Issuance Date.

                  Company Stock Option Plans: the Covansys CorporationEmployee Stock Purchase Plan and the Covansys Corporation1996 Stock Option Plan, as such plan may be amended from time to time, or any other stock option plans adopted by the Board of Directors.

         Conversion Price:  $23, as adjusted from time to time pursuant to
Section 7.

                  Convertible Securities: any evidences of indebtedness, shares of stock (other than Common Stock and Preferred Shares) or other securities directly or indirectly convertible into or exchangeable for Additional Shares of Common Stock.

                  Corporation: has the meaning specified in the first paragraph of this certificate of designation.

                  Corporation Notice: has the meaning specified in Section 8(b).

                  Dividend Record Date: means such date as shall be fixed as the record date for such dividend by the Board of Directors.

                  Junior Stock:  has the meaning specified in Section 2.

                  Liquidation Preference: has the meaning specified in
Section 4.

                  Mandatory Redemption Obligation: has the meaning specified in
Section 8(c).

                  Market Price: on any date specified herein, (a) in the case of securities that have an existing public trading market, the amount per security equal to (i) the last sale price of such security, regular way, on such date or, if no such sale takes place on such date, the average of the closing bid and asked prices thereof on such date, in each case as officially reported on the principal national securities exchange on which the same are then listed or admitted to trading, or (ii) if no such security is then listed or admitted to trading on any national securities exchange but such security is designated as a national market system security by the NASD, the last trading price of such security on such date, or if such security is not so designated, the average of the reported closing bid and asked prices thereof on such date as shown by the NASD automated quotation system or, if no shares thereof are then quoted in such system, as published by the National Quotation Bureau, Incorporated or any successor organization, and in either case as reported by any member firm of the New York Stock Exchange selected by the Corporation, and (b) in the case of securities that do not have an existing public trading market and in the case of other property, the higher of (i) the book value thereof as determined by agreement between the Corporation and the Holder, or if the Corporation and the Holder fail to agree, by any firm of independent public accountants of recognized standing selected by the Board of Directors of the Corporation, as of the last day of any month ending within 60 days preceding the date as of which the determination is to be made and (ii) the fair value thereof (w) determined by an agreement between the Corporation and the Holder or (x) if the Corporation and the Holder fail to agree, determined jointly by an independent investment banking firm retained by the Corporation and by an independent investment banking firm retained by the Holder, either of which firms may be an independent investment banking firm regularly retained by the Corporation or the Holder or
(y) if the Corporation or the Holder shall fail so to retain an independent investment banking firm within five Business Days of the retention of such firm by the Holders or the Corporation, as the case may be, determined solely by the firm so retained or (z) if the firms so retained by the Corporation and by such holders shall be unable to reach a joint determination within 15 Business Days of the retention of the last firm so retained, determined by another independent investment banking firm chosen by the first two such firms and which is not a regular investment banking firm of the Corporation or any such holder.

                  Offer to Purchase: has the meaning specified in Section 9(a).


                  Original Issuance Date: shall mean the first date on which any shares of Series A Preferred Stock are issued.

                  Parity Stock:  has the meaning specified in Section 2.

                  Person, person: shall be construed broadly and shall include an individual, a partnership, a limited liability corporation, a corporation, a trust, a joint venture, an unincorporated organization or other entity or a government or any department or agency thereof.

                  Preferred Stock: has the meaning specified in the second paragraph of this Certificate of Designation.

                  Purchasers: CDR-COOKIE Acquisition, L.L.C. and CDR-COOKIE Acquisition VI-A, L.L.C., each a Delaware limited liability company.

                  Put Price: a price per share of Series A Preferred Stock equal to (i) with respect to a Shareholder Approval Deadline, 120% of the Liquidation Preference on the Put Purchase Date, and (ii) with respect to a Change of Control, the amount (not to exceed a maximum of 5% of the greater of (i) total equity market capitalization of the Corporation on the trading day immediately preceding the Put Purchase Date, and (ii) the total consideration paid to the shareholders of the Corporation in the Change of Control Transaction, determined by the Board in its good-faith judgement) required to provide the Purchasers with an annually compounded internal rate of return, calculated from the date of purchase of the Series A Preferred Stock being repurchased by the Company, determined as follows:

                     Date of Put Purchase Date                   IRR
                     -------------------------                   ---

                     Prior to the first anniversary of the
                     purchase thereof:                           20%

                     From the first anniversary, but prior
                     to the second anniversary:                  15%


                     From the second anniversary, but prior
                     to the third anniversary:                   10%

                     From the third anniversary, but prior
                     to the fourth anniversary:                   7%

                     From the fourth anniversary:                 5%



                  Put Purchase Date:  has the meaning specified in Section 9(b).

                  Redemption Date:  has the meaning specified in Section 8(b).

                  Senior Stock:  has the meaning specified in Section 2.

                  Shareholder Approval Deadline: August 30, 2000, if and only if the sale to the Purchasers at a time after the Original Issuance Date of additional shares of Series A Preferred Stock and warrants to acquire Common Stock, as contemplated by the Stock Purchase Agreement, has not been approved as required under the NASD Rules by the requisite vote of the Corporation's shareholders.

                  Subsidiary: shall mean, with respect to the Corporation, any Person of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Corporation or a Subsidiary of the Corporation.

                  Transaction: has the meaning specified in Section 7(g).

                  Voting Rights Event: has the meaning specified in Section
10(a).

                  Voting Stock: means at any time with respect to any Person shares of any class of capital stock of such Person which are then entitled to vote generally in the election of directors.

                  Warrants: shall mean the Warrants purchased from the Corporation by the Purchasers pursuant to the Stock Purchase Agreement, dated March 17, 2000, between the Corporation and the Purchasers (the "Stock Purchase Agreement").

                 [SIGNATURE PAGE OF CERTIFICATE OF DESIGNATION]

         IN WITNESS WHEREOF, the undersigned hereby executes this document and affirms that the facts set forth herein are true under penalty of perjury this 17th day of April, 2000.

                              COVANSYS CORPORATION
                              a Michigan corporation



                              By:   /s/ Timothy S. Manney
                                 -------------------------------------------
                                    Name:  Timothy S. Manney
                                    Title: Executive Vice President






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